Exhibit 99.(d)(6)(i)

AMENDMENT #1 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #1 (“Amendment”) to the Amended and Restated Sub-Advisory Agreement (“Agreement”) dated April 1, 2014, by and between Mercer Investment Management, Inc., a Delaware Corporation (the “Advisor”) and Arrowstreet Capital, Limited Partnership, a Massachusetts limited partnership (the “Sub-Advisor”), is made effective as of the 4th day of April, 2018. Capitalized terms used herein and not defined have the meaning ascribed to such term in the Agreement.

RECITALS

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer Non-U.S. Core Equity Fund, a series of the Trust, under the Agreement; and

WHEREAS, the Sub-Advisor and the Advisor wish to amend the Agreement to change the fee schedule payable to the Sub-Advisor effective as of the date set forth on Exhibit A hereto, which amendment shall be a “material amendment” for purposes of Section 11 and Section 13 of the Agreement; and

WHEREAS, the Agreement provides that the Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and (c) unless otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted by the SEC or its staff, by a vote of the majority of a Fund’s outstanding securities.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A of the Agreement, the Fee Schedule (Mercer Non-US Core Equity Fund Fee Schedule), is hereby deleted in its entirety and replaced with the new Exhibit A to this Amendment:

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.			Arrowstreet Capital, Limited Partnership

By:	/s/ Larry Vasquez		By:	/s/ Anthony W. Ryan
	Name:	Larry Vasquez		Name:	Anthony W. Ryan
	Title:	Vice President		Title:	President and Chief Executive Officer